EXHIBIT 99.1

Community Partners Bancorp Elects Frank J. Patock, Jr. as New Chairman of the Board

MIDDLETOWN, N.J., June 8, 2011 (GLOBE NEWSWIRE) -- At the May 10, 2011 Annual Shareholders' Meeting of Community Partners Bancorp (Nasdaq:CPBC) (parent company of Two River Community Bank) held at the Hilton Woodbridge in Iselin, New Jersey, the Board of Directors unanimously elected Frank J. Patock, Jr., as their new Chairman of the Board of the Company and its bank subsidiary, Two River Community Bank, during the Annual Reorganization Meeting immediately following the Annual Meeting.

Formerly Vice Chairman of the Board since its inception, Mr. Patock is the President of Patock Construction Company, a general contracting company specializing in the development of corporate, retail and governmental building facilities. "I am honored to be elected as Chairman of the Board, and am eager to work with our executive management in leading the Bank in these challenging times," stated Mr. Patock. He is a founder and former member of the Board of Directors of Tinton Falls State Bank and has over 22 years of experience serving on bank boards.

"The election of Mr. Patock is the culmination of an overall management succession plan begun in 2007," stated William D. Moss, President & CEO of Community Partners Bancorp and Two River Community Bank. "We thank Mr. Parton for the leadership and sage advice he provided to us over the years as our former Chairman, and we look forward to continuing to work with him in his new role as Vice Chairman."

Charles T. Parton held the position of Chairman of the Board of Two River Community Bank since its formation in 2000, and of Community Partners Bancorp since its formation in 2006. "I am very proud and honored to have served as Chairman from our beginning until now. It will be a pleasure to continue to work with our outstanding Board of Directors and management team in my new role as Vice Chairman," Mr. Parton commented.

This is a replacement press release that supersedes the previous version released on June 7, 2011 announcing the election of Frank J. Patock, Jr. as the new Chairman of the Board for Community Partners Bancorp.

Two River Community Bank currently operates 15 branches throughout Monmouth and Union Counties serving the consumer, business medical and commercial markets. For more information, visit their website at www.tworiverbank.com.

CONTACT: Community Partners Bancorp
         Two River Community Bank
         1250 Highway 35 South
         Middletown, NJ 07748

         Media Contact:

         Carrie Donzella
         AVP, Marketing Director
         (732) 216-0164
         cdonzella@tworiverbank.com